News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2025 First Quarter Financial Results

Troy, MI, May 14, 2025 – Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Highlights

•
Personal Lines production was up 22% for the period
•
Net income allocable to common shareholders of $522,000, or $0.04 per share
•
Book value increased to $2.09 per common share outstanding

Management Comments

Brian Roney, CEO of Conifer, commented, "While we were pleased to see continued growth in our Personal lines production, overall, Conifer had an up and down quarter, netting to a small gain. Of note for the period, book value did increase, but largely due to GAAP treatment of an expected earn-out payment”.

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2025 First Quarter Financial Results Overview

	At and for the Three Months Ended March 31,
	2025	2024	% Change
	(dollars in thousands, except share and per share amounts)

Gross written premiums	$16,173	$24,313	-33.5%
Net written premiums	10,840	15,391	-29.6%
Net earned premiums	10,315	16,887	-38.9%

Net investment income	1,289	1,546	-16.6%
Net realized investment gains (losses)	3	-	**
Change in fair value of equity securities	(192)	43	**

Net income (loss) allocable to common shareholders	522	74
Net income (loss) allocable to common shareholders per share, diluted	$0.04	$0.01

Adjusted operating income (loss)*	(3,684)	1,314
Adjusted operating income (loss) per share, diluted*	$(0.30)	$0.11

Book value per common share outstanding	$2.09	$0.21

Weighted average shares outstanding, basic and diluted	12,222,881	12,222,881

Underwriting ratios:
Loss ratio (1)	89.7%	62.0%
Expense ratio (2)	50.8%	34.7%
Combined ratio (3)	140.5%	96.7%

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.
** Percentage is not meaningful
(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income from underwriting operations.
(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.
(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2025 First Quarter Gross Written Premium

Gross written premiums decreased 33.5% in the first quarter of 2025 to $16.2 million, compared to

$24.3 million in the prior year period. This decrease reflects the Company’s strategic shift away from Commercial Lines premium following the sale of our agency group in 2024.

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Commercial Lines Financial and Operational Review

	Three Months Ended March 31,
	2025	2024	% Change
	(dollars in thousands)

Gross written premiums	$2,047	$12,762	-84.0%
Net written premiums	(1,604)	8,287	-119.4%
Net earned premiums	1,331	8,797	-84.9%

Underwriting ratios:
Loss ratio	113.1%	76.5%
Expense ratio	25.3%	32.7%
Combined ratio	138.4%	109.2%

Contribution to combined ratio from net (favorable) adverse prior year development	-46.6%	0.5%

Accident year combined ratio (1)	185.0%	108.7%

(1) The accident year combined ratio is the sum of the loss ratio and the expense ratio, less changes in net ultimate loss estimates from prior accident year loss reserves. The accident year combined ratio provides management with an assessment of the specific policy year's profitability and assists management in their evaluation of product pricing levels and quality of business written.

The Company’s commercial lines of business represented 12.6% of total gross written premium in the first quarter of 2025. As noted above, premium decreased considerably year over year as Conifer continued to focus its underwriting efforts on Personal Lines business, notably our homeowner’s insurance portfolio in Texas and the Midwest.

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Personal Lines Financial and Operational Review

	Three Months Ended March 31,
	2025	2024	% Change
	(dollars in thousands)

Gross written premiums	$14,126	$11,551	22.3%
Net written premiums	12,444	7,104	75.2%
Net earned premiums	8,984	8,090	11.1%

Underwriting ratios:
Loss ratio	86.3%	46.2%
Expense ratio	54.6%	36.8%
Combined ratio	140.9%	83.0%

Contribution to combined ratio from net (favorable) adverse prior year development	8.6%	-6.3%

Accident year combined ratio	132.3%	89.3%

Personal lines, representing 87.4% of total gross written premium for the quarter, consists primarily of low-value dwelling homeowner’s insurance in Texas and the Midwest.

Personal lines gross written premium increased 22.3% from the prior year period to $14.1 million for the first quarter of 2025, led by growth in the Company’s low-value dwelling line of business in Texas.

For the quarter, the loss ratio was impacted by ordinary seasonal storms, largely in Texas. As per the expected norm, we believe that the loss ratio should moderate as the year progresses.

Combined Ratio Analysis

	Three Months Ended March 31,
	2025	2024

Underwriting ratios:
Loss ratio	89.7%	62.0%
Expense ratio	50.8%	34.7%
Combined ratio	140.5%	96.7%

Contribution to combined ratio from net (favorable)
adverse prior year development	1.4%	(2.7)%

Accident year combined ratio	139.1%	99.4%

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Net Investment Income

Net investment income was $1.3 million for the quarter ended March 31, 2025, compared to

$1.5 million in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a loss from the change in fair value of equity investments of $192,000, compared to a $43,000 gain in the prior year period.

Net Income (Loss) allocable to common shareholders

The Company reported net income allocable to common shareholders of $522,000, or $0.04 per share, for the first quarter of 2025.

Adjusted Operating Income (Loss)

There was an adjusted operating loss of $3.7 million, or $0.30 per share, for the first quarter ended March 31, 2025. See Definitions of Non-GAAP Measures.

About Conifer Holdings

Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for largely personal lines, marketing through independent agents. The Company trades on the Nasdaq Capital Market under the symbol CNFR. Additional information is available on the Company's website at www.ir.cnfrh.com.

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding: 1) net realized investment gains and losses, 2) change in fair value of equity securities 3) change in fair value of contingent considerations and 4) net income (loss) from discontinued operations. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and

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include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 28, 2025 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

Reconciliations of adjusted operating income (loss) and adjusted operating income (loss) per share:

	Three Months Ended March 31,
	2025	2024

	(dollar in thousands, except share and per share amounts)

Net income (loss)	$522	$231
Less:
Net realized investment gains (losses)	3	-
Change in fair value of equity securities	(192)	43
Change in fair value of contingent considerations	4,395	-
Net income (loss) from discontinued operations	-	(1,126)
Impact of fincome tax expense (benefit) from adjustments *	-	-
Adjusted operating income (loss)	$(3,684)	$1,314

Weighted average common shares, diluted	12,222,881	12,222,881

Diluted income (loss) per common share:
Net income (loss)	$0.04	$0.02
Less:
Net realized investment gains (losses)	-	-
Change in fair value of equity securities	(0.02)	0.01
Change in fair value of contingent considerations	0.36	-
Net income (loss) from discontinued operations	-	(0.10)
Impact of income tax expense (benefit) from adjustments *	-	-
Adjusted operating income (loss), per share	$(0.30)	$0.11

* The Company has recorded a full valuation allowance against its deferred tax assets as of March 31, 2025 and March 31, 2024, respectively. As a result, there were no taxable impacts to adjusted operating income from the adjustments to net income (loss) in the table above after taking into account the use of NOLs and the change in the valuation allowance.

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	March 31,	December 31,
	2025	2024
Assets	(Unaudited)
Investment securities:
Debt securities, at fair value (amortized cost of $106,636 and $117,827, respectively)	$96,023	$105,665
Equity securities, at fair value (cost of $1,838 and $1,836, respectively)	1,411	1,603
Short-term investments, at fair value	42,066	21,151
Total investments	139,500	128,419

Cash and cash equivalents	10,281	27,654
Premiums and agents' balances receivable, net	9,568	9,901
Reinsurance recoverables on unpaid losses	77,872	84,490
Reinsurance recoverables on paid losses	11,666	6,919
Prepaid reinsurance premiums	5,403	6,088
Deferred policy acquisition costs	6,647	6,380
Receivable from contingent considerations	12,465	8,070
Other assets	3,672	3,735
Total assets	$277,074	$281,656

Liabilities and Shareholders' Equity
Liabilities:
Unpaid losses and loss adjustment expenses	$176,362	$189,285
Unearned premiums	30,645	30,590
Reinsurance premiums payable	2,488	1
Debt	11,996	11,932
Mandatorily redeemable preferred stock	5,651	-
Funds held under reinsurance agreements	20,964	25,829
Accounts payable and accrued expenses	3,383	2,494
Total liabilities	251,489	260,131

Commitments and contingencies	—	—

Shareholders' equity:
Common stock, no par value (100,000,000 shares authorized; 12,222,881 issued and outstanding, respectively)	100,117	98,178
Accumulated deficit	(62,631)	(63,153)
Accumulated other comprehensive income (loss)	(11,901)	(13,500)
Total shareholders' equity	25,585	21,525
Total liabilities and shareholders' equity	$277,074	$281,656

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	Three Months Ended
	March 31,
	2025	2024

Revenue and Other Income
Premiums
Gross earned premiums	$16,118	$34,232
Ceded earned premiums	(5,803)	(17,345)
Net earned premiums	10,315	16,887
Net investment income	1,289	1,546
Net realized investment gains (losses)	3	—
Change in fair value of equity securities	(192)	43
Other income	65	149
Change in fair value of contingent considerations	4,395	-
Total revenue and other income	15,875	18,625

Expenses
Losses and loss adjustment expenses, net	9,274	10,520
Policy acquisition costs	2,677	3,160
Operating expenses	2,861	2,862
Interest expense	541	877
Total expenses	15,353	17,419

Income (loss) from continuing operations before income taxes	522	1,206
Income tax expense (benefit)	-	(151)

Net income (loss) from continuing operations	522	1,357
Net income (loss) from discontinued operations	-	(1,126)
Net income (loss)	522	231
Series A Preferred Stock dividends	-	157
Net income (loss) allocable to common shareholders	522	74

Earnings (loss) per common share, basic and diluted
Net income (loss) from continuing operations	$0.04	$0.11
Net income (loss) from discontinued operations	$-	$(0.10)
Net income (loss) allocable to common shareholders	$0.04	$0.01

Weighted average common shares outstanding, basic and diluted	12,222,881	12,222,881